                                               Filed Pursuant to Rule 424 (b)(3)
                                               Registration No. 333-121263

                             APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                    FINAL TERMS NO. 2108 DATED 23 MARCH 2009

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$10,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$20,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2017
CURRENTLY TOTALING A$ 2,267,272,000.00 (A$ 1,509,313,000.00 INCLUDING BUY BACKS)

                            PART A--CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 14, 2005 and the US Prospectus dated December 17, 2004 (together, the "Original Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2008, and the US Prospectus dated December 10, 2007 (together, the "Prospectus") which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the Original Prospectus and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

     [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

1.   (i)    Issuer:                                          Queensland Treasury Corporation

     (ii)   Guarantor:                                       The Treasurer on behalf of the Government
                                                             of Queensland

2.          Benchmark line:                                  2017

                                                             (to be consolidated and form a single
                                                             series with QTC 6% Global A$Bonds due 14

                                                             September 2017, ISIN US748305BG31)

3.          Specific Currency or Currencies:                 AUD ("A$")

4.   (i)    Issue price:                                     102.643%

     (ii)   Dealers' fees and commissions paid by            No fee or commission is payable in respect
            Issuer:                                          of the issue of the bond(s) described in
                                                             these final terms (which will constitute a
                                                             "pricing supplement" for purposes of any
                                                             offers or sales in the United States or to
                                                             U.S. persons). Instead, QTC pays fees and
                                                             commissions in accordance with the
                                                             procedure described in the QTC Offshore
                                                             and Onshore Fixed Interest Distribution
                                                             Group Operational Guidelines.

5.          Specified Denominations:                         A$1,000

6.   (i)    Issue Date:                                      25 March 2009

     (ii)   Record Date (date on and from which              6 March / 6 September. Security will be
            security is Ex-interest):                        ex-interest on and from 7 March / 7
                                                             September.

     (iii)  Interest Payment Dates:                          14 March / 14 September

7.          Maturity Date:                                   14 September 2017

8.          Interest Basis:                                  6 per cent Fixed Rate

9.          Redemption/Payment Basis:                        Redemption at par

10.         Change of Interest Basis or
            Redemption/Payment Basis:                        Not Applicable

11.  (i)    Status of the Bonds:                             Senior and rank pari passu with other
                                                             senior, unsecured debt obligations of QTC

     (ii)   Status of the Guarantee:                         Senior and ranks pari passu with all its
                                                             other unsecured obligations

12.         Method of distribution:                          Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.         Fixed Rate Note Provisions Applicable

     (i)    Rate(s) of Interest:                             6 per cent per annum payable semi-annually
                                                             in arrears

     (ii)   Interest Payment Date(s):                        14 March and 14 September in each year up
                                                             to and including the Maturity Date

     (iii)  Fixed Coupon Amount(s):                          A$30 per A$1,000 in nominal amount
            (Applicable to bonds in definitive form)

     (iv)   Determination Date(s):                           Not Applicable

     (v)    Other terms relating to the method of            None
            calculating interest for Fixed Rate Bonds:

PROVISIONS RELATING TO REDEMPTION

14.         Final Redemption Amount:                         A$1,000 per bond of A$1,000 Specified
                                                             Denomination
                                                             (NB: If the Final Redemption Amount is
                                                             other than 100 per cent. of the nominal
                                                             value the bonds will be derivative
                                                             securities for the purposes of the
                                                             Prospectus Directive and the requirements
                                                             of Annex XII to the Prospectus Directive
                                                             Regulation will apply and the Issuer will
                                                             prepare and publish a supplement to the
                                                             Prospectus)

15.         Early Redemption Amount(s) payable on            Not Applicable
            redemption for taxation reasons or on
            event of default and/or the method of
            calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.         Form of Bonds:                                   Permanent Global Note not exchangeable for
                                                             Definitive Bonds

17.         Additional Financial Centre(s) or other          Not Applicable
            special provisions relating to Payment
            Dates:

18.         Talons for future Coupons or Receipts            No
            to be attached to Definitive Bonds (and
            dates on which such Talons mature):

19.         Other terms or special conditions:               Not Applicable

                                                             (When adding any other final terms
                                                             consideration should be given as to
                                                             whether such terms constitute "significant
                                                             new factors" and consequently trigger the
                                                             need for a supplement to the Prospectus
                                                             under Article 16 of the Prospectus
                                                             Directive)

DISTRIBUTION

20.  (i)    If syndicated, names and addresses of            Not Applicable
            Managers and underwriting commitments:

     (ii)   Date of Dealer Agreement:                        23 March  2009

     (iii)  Stabilizing Manager(s) (if any):                 Not Applicable

21.         If non-syndicated, name and address of           Australian and New Zealand Banking
            relevant Dealer:                                 Group Limited
                                                             530 Collins Street
                                                             Melbourne VIC 3000

22.         Whether TEFRA D or TEFRA C rules                 TEFRA Not Applicable
            applicable or TEFRA rules not
            applicable:

23.         Non exempt Offer                                 Not Applicable

                                                             (N.B. Consider any local regulatory
                                                             requirements necessary to be fulfilled so
                                                             as to be able to make a non-exempt offer in
                                                             relevant jurisdictions. No such offer
                                                             should be made in any relevant jurisdiction
                                                             until those requirements have been met.
                                                             Non-exempt offers may only be made into
                                                             jurisdictions in which the base prospectus
                                                             (and any supplement) has been
                                                             notified/passported.)

24.  Additional selling restrictions:                        Not Applicable

LISTING APPLICATION

     These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$20,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    --------------------------------
    Duly authorized

                            PART B--OTHER INFORMATION

1.   LISTING AND ADMISSION TO TRADING

     (i) Listing                                             Bourse de Luxembourg.

     (ii) Admission to trading:                              Application has been made by the Issuer
                                                             (or on its behalf) for the bonds to be
                                                             admitted to trading on the regulated
                                                             market of the Bourse de Luxembourg with
                                                             effect from the Issue Date.

                                                             (Where documenting a fungible issue need
                                                             to indicate that original securities are
                                                             already admitted to trading.)

2.   RATINGS

     Ratings:                                                The bonds to be issued have been rated:

                                                             S&P:     AA+
                                                             Moody's: AAA

                                                             An obligation rated 'AA+' by S&P has the
                                                             second highest long term credit rating
                                                             assigned by Standard & Poor's and differs
                                                             from the highest rated obligations by
                                                             only a small degree.  The obligor's
                                                             capacity to meet its financial commitment
                                                             on the obligation is very strong.

                                                             Obligations rated 'AAA' by Moody's are
                                                             judged to be of the highest quality with
                                                             minimal credit risk.

                                                             A credit rating is not a recommendation
                                                             to buy, sell or hold securities and may
                                                             be revised or withdrawn by the rating
                                                             agency at any time. Each rating should
                                                             be evaluated independently of any other
                                                             rating.

                                                             (The above disclosure should reflect the
                                                             rating allocated to bonds issued under
                                                             the bond facility generally or, where the
                                                             issue has been specifically rated, that
                                                             rating.)

3.   INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests]
[(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

4.   REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

     (i)    Reasons for the Offer:                           See "Use of Proceeds" section in the
                                                             prospectus supplement--if reasons for
                                                             offer different from making profit and/or
                                                             hedging certain risks will need to
                                                             include those reasons here.

     (ii)   Estimated net proceeds:                          Not Applicable.

                                                             (If proceeds are intended for more than
                                                             one use will need to split out and
                                                             present in order of priority.  If
                                                             proceeds insufficient to fund all
                                                             proposed uses state amount and sources of
                                                             other funding.)

     (iii)  Estimated total expenses:                        Not Applicable.

                                                             [Expenses are required to be broken down
                                                             into each principal intended "use" and
                                                             presented in order of priority of such
                                                             "uses".]

5.   YIELD

            Indication of yield:                             5.63%

                                                             Calculated as 7 basis points less than
                                                             the yield on the equivalent A$ Domestic
                                                             Bond issued by the Issuer under its
                                                             Domestic A$ Bond Facility on the Trade
                                                             Date.

                                                             The yield is calculated at the Trade Date
                                                             on the basis of the Issue Price. It is
                                                             not an indication of future yield.

6.   OPERATIONAL INFORMATION

     (i)    ISIN Code:                                       US748305BG31

     (ii)   Common Code:                                     027594204

     (iii)  CUSIP Code:                                      748305BG3

     (iv)   Any clearing system(s) other than Depositary     Not Applicable
            Trust Company, Euroclear Bank S.A./N.V. and
            Clearstream Banking, societe anonyme and the
            relevant identification number(s):

     (v)    Delivery:                                        Delivery free of payment

     (vi)   Names and addresses of additional Paying         [____]
            Agent(s) (if any):

7.   TERMS AND CONDITIONS OF THE OFFER

     (i)    Offer Price;                                     Not applicable

     (ii)   [Conditions to which the offer is subject;]      Not applicable

     (iii)  [Description of the application process;]        Not applicable

     (iv)   [Details of the minimum and/or maximum amount    Not applicable
            of application;]

     (v)    [Description of possibility to reduce            Not applicable
            subscriptions and manner for refunding excess
            amount paid by applicants;]

     (vi)   [Details of the method and time limits for       Not applicable
            paying up and delivering the bonds;]

     (vii)  [Manner in and date on which results of the      Not applicable

            offer are to be made public;]

     (viii) [Procedure for exercise of any right of          Not applicable
            pre-emption, negotiability of subscription
            rights and treatment of subscription rights
            not exercised;]

     (ix)   [Categories of potential investors to which      Not applicable
            the bonds are offered and whether tranche(s)
            have been reserved for certain countries;]

     (x)    [Process for notification to applicants of the   Not applicable
            amount allotted and the indication whether
            dealing may begin before notification is
            made;]

     (xi)   [Amount of any expenses and taxes specifically   Not applicable
            charged to the subscriber or Purchaser;]

     (xii)  [Name(s) and address(es), to the extent know     None
            to the Issuer, of the placers in the various
            countries where the offer takes place.]